Exhibit 4.10

NINTH AMENDMENT
TO
THE SEARS 401(K) SAVINGS PLAN

Pursuant to the authority reserved to the Company at subsection 14.1 of the Sears 401(k) Savings Plan (the "Plan"), the Plan is hereby amended as follows, effective January 1, 2005, except as otherwise indicated, and further provided that in the event that the "Effective Time" (as defined in the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, (the "Merger Agreement")) does not occur, items 1, 2, 3 and 4 of this amendment shall not become effective and shall be deemed void ab initio:

1. The second to last sentence of subsection 1.1 is hereby revised to read as follows:

All Employer Contributions under subsection 5.1 are made to the ESOP portion of the Plan and are thereafter invested in accordance with the Participant direction described in the first paragraph of subsection 6.3, and may be transferred to, and invested in Investment Funds held under, the nonESOP portion of the Plan.

2. The last sentence of subsection 6.3 is hereby revised to read as follows:

Notwithstanding the first paragraph of this subsection 6.3, (i) Employer Contributions made in cash for periods beginning prior to January 1, 2005 (other than those described in Section C-6 of Supplement C) are invested in the Company Stock Fund and Employer Contributions made in Company Stock are held under the Company Stock Fund, and (ii) such Employer Contributions may be transferred to any other Investment Funds in accordance with subsection 6.4.

3. The following new sentence is added at the end of subsection 6.3:

Notwithstanding the foregoing, Employer Contributions made in cash (other than those described in Section C-6 of Supplement C) for periods beginning on or after January 1, 2005, shall be made to the ESOP portion of the Plan, but shall be invested in accordance with the Participant's investment election under the first paragraph of this subsection 6.3.

4. Subsection 6.4 is hereby revised to read as follows:

Transfers Between Investment Funds. Subject to uniform rules established by the Company, each Participant may elect to transfer, prospectively, the value of his Accounts held in any Investment Fund to any other Investment Fund then made available to such Participant. Any election shall be made by entering it into the Phone System prior to the time it is to be effective in accordance with uniform rules established by the Company.

5. The introductory language of subsection 6.6 preceding paragraph (a) is hereby revised to read as follows:

Notwithstanding any other provisions of the Plan except for the provisions of subsection 6.10, below:

6. New subsection 6.10 is hereby added to the Plan to read as follows:

6.10 Merger with Kmart. In connection with the proposed merger of Sears, Roebuck and Co. and KMART Holding Corporation under the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, and as may be amended (the "Merger Agreement")), the Investment Committee pursuant to its authority at subsection 13.12, shall appoint an "investment manager," as defined in Section 3(38) of ERISA (the "Merger Investment Manager") to carry out the responsibilities set forth in this subsection with respect to the voting of the shares of Common Stock held under the Plan and the choice of merger consideration with respect to such Common Stock under the terms of the Merger Agreement.

(a) The Merger Investment Manager shall be responsible for directing the Trustee with respect to the shareholder vote, on the Merger Agreement, of all Common Stock held under the Plan as of the record date for such vote, provided that the Merger Investment Manager shall to the extent not inconsistent with ERISA direct the Trustee to vote the Common Stock held under the Plan in accordance with the following provisions:

(i) Before the meeting of the Company shareholders to vote on the Merger Agreement (the "Merger shareholder meeting"), the Trustee or its designee shall furnish each Participant with a proxy statement for the meeting, together with an appropriate form ("voting form") on which the Participant may provide voting instructions for the Common Stock held under the Plan and allocated to the Participant's Account under the Plan as of the Accounting Date coinciding with or next preceding the record date for such meeting for which the number of such shares has been provided to the Trustee or its designee. The voting form and any instructions may be in written or electronic form as the Trustee or its designee shall determine. The voting form shall be sent to the Trustee or its designee by the deadline specified by the Trustee or its designee in the voting materials. Upon timely receipt by the Merger Investment Manager from the Trustee or its designee of the results of such Participant instructions, the Merger Investment Manager shall instruct the Trustee to vote the shares of Common Stock for which voting forms are received in accordance with such instructions. For this purpose, a Participant's return of a signed, manual voting form, without indicating the manner in which the shares subject to the voting form shall be voted, shall be deemed a vote in favor of the adoption of the Merger Agreement; a returned voting form with a direction that the Trustee abstain from voting the Participant's shares shall be treated as an abstention with respect to such Participant's shares, and will be treated as a vote against the Merger Agreement for purposes of the provisions of paragraph (a)(ii) of this subsection 6.10. Shares for which no voting form is timely received shall be voted in accordance with paragraph (a)(ii) of this subsection 6.10.

(ii) In the case of Common Stock held under the Plan as of the record date for the Merger shareholder meeting with respect to which no voting form is timely received, including Common Stock held under the suspense account described in Supplement C, the Merger Investment Manager shall direct the Trustee to vote such shares in the same proportion as the Trustee votes the shares of Common Stock for which instructions are timely received, or are deemed received, pursuant to paragraph (a)(i) of this subsection 6.10.

(b) The Merger Investment Manager shall be responsible for directing the Trustee as to the election of merger consideration described in the joint proxy statement/prospectus (issued in connection with the Merger Agreement) with respect to shares of Common Stock held under the Plan as of the date of the Merger shareholder meeting (defined above), provided that the Merger Investment Manager shall to the extent not inconsistent with ERISA direct the Trustee as to the choice of merger consideration in accordance with the following provisions:

(i) Reasonably in advance of the Merger shareholder meeting, the Trustee or its designee shall furnish each Participant to whose Account shares of Common Stock have been allocated as of the date such forms are mailed with an appropriate form ("merger consideration election form"), and shall make merger consideration election forms available to those Participants to whose Accounts shares of Common Stock are allocated after any such mailing and prior to the deadline for returning such forms to the Trustee or its designee. Merger consideration election forms and any instructions may be in written or electronic form as the Trustee or its designee shall determine. The merger consideration election form shall be sent to the Trustee or its designee by the deadline specified by the Trustee or its designee in the merger consideration election materials. The merger consideration election form shall provide for Participant direction as to the election of merger consideration described in the joint proxy statement/prospectus with respect to the shares of Common Stock allocated to the Participant's Account under the Plan as of the latest Accounting Date coinciding with or next preceding the date of the Merger shareholder meeting for which the number of shares has been provided to the Trustee or its designee. Upon timely receipt by the Merger Investment Manager from the Trustee or its designee of the results of such elections, the Merger Investment Manager shall direct the Trustee to request the form of consideration indicated by each Participant who has timely returned a properly completed merger consideration election form.

(ii) In the case of shares of Common Stock held under the Plan as of the date of the Merger shareholder meeting with respect to which no merger consideration election form is timely received, including Common Stock held under the suspense account described in Supplement C, and shares of Common Stock with respect to which a merger consideration election form is returned without direction as to the form of merger consideration to be requested by the Trustee, the Merger Investment Manager shall direct the Trustee to request merger consideration in the same proportion of cash and stock as directed by the Merger Investment Manager with respect to shares of Common Stock for which properly completed merger consideration election forms are timely received, as provided in accordance with paragraph (b)(i) of this subsection 6.10.

(c) Notwithstanding anything herein to the contrary, the form of merger consideration received by the Plan with respect to the Common Stock held thereunder is subject to such limitations as imposed generally under the terms of the Merger Agreement, including, without limitation, the aggregate caps on the relative amounts of stock and cash to be distributed in connection with the Merger, and in the event that such a cap on total cash or stock received as merger consideration is imposed on the Plan, the amount of consideration in such form that would otherwise be allocated to a Participant's Account (or to the suspense account described in Supplement C) as a result of the directions at paragraphs (b)(i) and (b)(ii) shall be subject to such cap on a pro rata basis, in the same manner as applied to shareholders under the Merger Agreement.

(d) Merger consideration received in the form of cash pursuant to paragraphs (b)(i) and (b)(ii) shall be invested in the Interest Income Fund, subject to transfer by the Participant to other Investment Funds in accordance with the provisions of subsection 6.4, provided, however, in the case of Common Stock with respect to which an election for stock is filed under paragraph (b)(i) or (b)(ii), but all or a portion of such merger consideration is paid in the form of cash, such proceeds shall be reinvested in such stock as soon as practicable.

(e) The Company and the Trustee and its designee shall take all reasonable steps necessary to assure that Participants' individual directions shall remain confidential. Notwithstanding the foregoing, the foregoing parties may provide such information with respect to the vote and the choice of merger consideration as an independent recordkeeper may require for operation of the Plan, if the recipient of such information agrees to keep such information confidential.

(f) Notwithstanding anything herein to the contrary, in no event shall the Merger Investment Manager be responsible for distributing or collecting the voting forms or merger consideration or tabulating the results thereof, nor shall the Merger Investment Manager be given any information as to any individual Participant's specific directions.

7. The following new sentence is added at the end of subsection 13.12(a):

Notwithstanding the foregoing, Employer Contributions under subsection 5.1 for periods beginning on or after January 1, 2005, shall be invested in accordance with the Participant's investment election under the first paragraph of subsection 6.3.